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                                                       EXHIBIT 10 (ii) (A) (xxi)


JEFFREY WEISS
EXECUTIVE VICE PRESIDENT                                AMERICAN GREETINGS
ONE AMERICAN ROAD
CLEVELAND, OHIO 44144-2398
216/252-7300 -  FAX 216/252-6777

September  9, 2002


Mr. Steven S. Willensky

Dear Steve,

We are pleased to extend to you a revised offer of employment with American Greetings as Senior Vice President, Executive Sales and Marketing Officer for the North American Greeting Card Division, reporting to me. We have agreed that you will begin with us on August 26,2002.

The terms of this offer are that you will:

1. receive a base salary of $335,000 annually (less appropriate withholdings and deductions); this salary will be reviewed six months after you begin employment, and then annually thereafter, and may be increased based on your performance;

2. participate in the Key Management Annual Incentive Plan at the Senior Vice President level (35% target payout for business unit performance and 35% target payout for Corporate performance, with the payouts increased or decreased from target based on actual business unit, corporate and individual performance); the details of the Plan are described in the enclosed booklet, which is hereby incorporated into this letter;

3. participate in the American Greetings Stock Option Plan at the Senior Vice President level:

         A) 20,000 options on American Greetings Class A Common Stock will be granted within 30 days of the date you begin your employment with American Greetings; the grant price will be the closing price of the stock on the date of grant:

         o 15,000 of these options shall vest one year from the date of grant;

         o 5,000 of these options shall vest two years from the date of grant.

         B) 10,000 additional options will be granted annually thereafter (the size of these grants may be increased or decreased based on individual performance; the actual grant date shall be the date approved by the Board of Directors for the general grant to all employees):

         o 5,000 options from each grant will vest one year from the date of the grant;

         o 5,000 options from each grant will vest two years from the date of the grant.

         C) if you separate from American Greetings before the vesting of any of these options, you will forfeit any unvested options, except as provided under Paragraph 8 below.






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Mr. Steven Willensky
Page 2

         D) the details of this Plan are described in the enclosed booklet, which is hereby incorporated into this letter; where the terms of the Plan and the terms of this letter specifically differ, the terms of this letter prevail.

4. receive a supplemental grant of 40,000 stock options on American Greetings Class A Common Stock:

         o        the grant will be made within 30 days of your employment date;
                  the grant price will be the closing price of the stock on the date of grant;

         o all 40,000 options will vest four years from the date of grant; however:

                  o if the American Greeting stock price closes at or above $30 per share on any day prior to the vesting date, one quarter of these options (10,000) will vest immediately;

                  o if the American Greetings stock price closes at or above $35 per share on any day prior to the vesting date, a second quarter (10,000) of these options will vest immediately;

                  o if the American Greetings stock price closes at or above $40 per share on any day prior to the vesting date, a third quarter (10,000) of these options will vest immediately;

                  o if the American Greetings stock price closes at or above $45 per share on any day prior to the vesting date, the final quarter (10,000) of these options will vest immediately;

                  o If you separate from American Greetings before the vesting of any or all of these options, you will forfeit any unvested options, except as provided under Paragraph 8 below.

5. be eligible to participate in the American Greetings flexible benefits program, which includes such benefits as health care, disability and life insurance; an overview of this program is described in the enclosed Benefits-at-a-Glance booklet.

6. be eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan; the details of this Plan are described in the enclosed booklet and Summary Plan Description.

7. receive other benefits normally provided to Senior Vice Presidents, such as the personal use of a company automobile, and additional company paid life, AD&D and personal liability insurances; the details of these benefits as currently provided are described in the enclosed Executive Benefits booklet.



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Mr. Steven Willensky
Page 3

8. be granted severance if:

         (a) you are involuntarily separated for reasons other than a gross violation of your obligation to the Corporation; a gross violation is defined as termination as a result of your personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations and similar offenses) or final cease-and-desist order, or other behavior or actions that a reasonable person would conclude evidences moral turpitude;

         (b) your duties are reduced to such a level that your role is clearly not that of a Senior Vice President;

         (c) there is a change of control in the ownership of the Corporation;

         (d) severance granted under any of the circumstances described in this Paragraph 8 (a), (b) and (c) shall be instead of, and not in addition to, any severance or separation benefits normally granted to officers; the severance granted under this Paragraph 8 will be:

                           (1) 12 months of base salary at the rate in effect at the time you are separated (which, for these purposes, will be no less than $335,000 annually);

                           (2) continued participation in the Incentive Plan at the Senior Vice President level for the fiscal year in which you separate if, at the time of your separation, you have completed at least six months of active employment in that fiscal year (the payout, if any, shall be based on the actual payout percentage earned under your plan in that fiscal year, and your actual base salary earnings earned in that fiscal year up to your separation date;)

                           (3) continued vesting of any stock options that would otherwise vest during the 12 month severance period; you may exercise any vested options for up to 90 days after the end of the severance period;

                           (4) continued use of your company provided car for 90 days after your separation date;

                           (5) participation in the company's health care and life insurance programs for the 12 month severance period, at the premiums and rates made available to active employees.

9. be eligible for certain relocation benefits, as described in the enclosed Associate-on-the-Move Policy; the highlights are:

         o guaranteed sale of your principal residence in Laguna Niguel at fair market value;

         o if your home sells within 60 days, a cash amount equal to 3% of the sale price, to be used to defray the expenses of buying a new home in the Cleveland area;

         o real estate commission and other regular expenses incurred with the sale of your principal residence in Laguna Niguel;





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Mr. Steven Willensky
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         o        reasonable temporary living expenses for you and your family in the Cleveland area, for up to 90 days;

         o travel expenses for two trips to Cleveland for you and your wife to search for a new home;

         o moving your household goods from your principle residence to the Cleveland area;

         o tax gross-up for those reimbursed expenses which must be declared as taxable income to you.

A copy of the Associate-on-the-Move Policy is included, and is hereby incorporated into this letter.

We both agree that, within 60 days of your beginning with American Greetings, we will discuss and agree on an employment agreement that sets forth in detail the provisions described in this offer letter, and any other terms and conditions that we both agree are reasonable. We agree that this agreement shall contain non-compete and confidentiality provisions, and shall include a specific provision for arbitrating any disputes concerning the agreement. A draft of such an agreement is enclosed.

This letter supercedes the previous offer letter to you dated August 19, 2002.

Steve, congratulations. We believe that you can make significant contributions to our efforts. We look forward to your acceptance of this offer.

Very truly yours,

/s/ Jeffrey Weiss
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Jeffrey Weiss
Executive Vice President
North American Greeting Card Division

encls.

cc:    Morry Weiss
       Jim Spira

Agreed and Accepted:

/s/ Steven Willensky    9/12/02
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Steven Willensky         Date